FOR IMMEDIATE RELEASE

PLEASE CONTACT:

Paul F. Blanchard Jr.

405.948.1560

Website: www.panhandleoilandgas.com

PANHANDLE OIL AND GAS INC. ANNOUNCES

Bakken and Three Forks Mineral Acreage and Producing Property Acquisition

OKLAHOMA CITY, July 19, 2018– PANHANDLE OIL AND GAS INC. (NYSE: PHX) today reported that it has entered into a definitive agreement to acquire certain mineral acreage and producing oil and gas properties from a private seller for total consideration of $9,000,000 cash. The transaction is expected to close within 45 days and will have an effective date of June 1, 2018. The acquisition will be funded utilizing the Company’s bank credit facility, which was reaffirmed on July 2, 2018, at $80 million with approximately $40 million in current availability. The Company has paid down approximately $12 million of debt since the beginning of fiscal 2018.

Acquisition Overview

•	3,126 net mineral acres in the core of the Bakken/Three Forks Play in Williams, McKenzie, Dunn and Divide Counties, N.D.

•	Royalty interest in 94 Bakken and Three Forks producing wells with current net production of 53 Boe per day

•	Royalty interest in 20 Bakken and Three Forks drilled uncompleted (DUC) wells

•	Royalty interest in 194 Bakken and Three Forks undeveloped locations at current spacing

•	Primary operators include Continental Resources, Crescent Point, Hess, Oasis, Statoil and Whiting

•	Production and reserves are approximately 66% oil, 17% NGL and 17% gas

•	Meaningful opportunity for improved well performance from enhanced completion designs

•	802 net mineral acres in Atoka, Beckham and Creek Counties, Okla.

•	389 net mineral acres in Crockett, Gaines, Grayson, Reeves and Ward Counties, Texas

•	200 net mineral acres in Wyoming and Colorado

Paul Blanchard, President and CEO, said, “This acquisition is consistent with our stated intent to re-enter the acquisition market in a measured way, focusing on relatively small mineral transactions. In fact, the Company also closed last month on a $940,000 acquisition of 54 net mineral acres and producing oil and gas properties in the SCOOP play in Grady and Stephens Counties, Okla., with undeveloped locations identified in both the Woodford and Springer Shales. These acquisitions are perfect examples of the Company’s focused mineral strategy which is outlined below.”

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5400 N. Grand Blvd., Suite 300 ☒ Oklahoma City, OK 73112 ☒ Ph. (405)948-1560 ☒ Fax (405)948-2038

Panhandle Oil and Gas Inc. Announces

Bakken and Three Forks Mineral Acreage and Producing Property Acquisition …continued

Panhandle Mineral Strategy

•	The Company patiently pursues opportunities to buy mineral rights in contrarian plays where we see value, while avoiding overpriced plays.

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We focus our search on the cores of well-defined shale plays where the Company has expertise. These plays must have the following characteristics: high quality, low risk, predictable and repeatable, scale that requires highly technical and proficient operators.

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Our valuations are driven by pre-tax rate of return analysis using conservative assumptions. We only pursue mineral acquisitions that meet our return thresholds, which are set to create long-term shareholder value and we believe are the best allocation of capital for the Company.

•	We focus on properties with existing production and well-defined undeveloped locations.

•	The current resource plays we are evaluating for acquisition opportunities are the Bakken Shale, Arkoma Basin Woodford Shale, Eagle Ford Shale and the Cana/SCOOP Woodford and Springer Shales.

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We also continually evaluate our existing mineral holdings and seek to optimize them through: 1) leasing out, 2) participating in high return wells or 3) divesting of the minerals in situations of limited opportunity or clear over-valuation.

Panhandle Oil and Gas Inc. (NYSE: PHX) is engaged in the exploration for and production of natural gas and oil. Additional information on the Company can be found on the Internet at www.panhandleoilandgas.com.

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